UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

APPLIED OPTOELECTRONICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

APPLIED OPTOELECTRONICS, INC.

13139 Jess Pirtle Blvd.

Sugar Land, TX 77478

Supplement to the Proxy Statement

for the Annual Meeting of Stockholders

to be held on June 8, 2023

This supplement, dated May 12, 2023 (the “Supplement”), supplements the definitive proxy statement of Applied Optoelectronics, Inc. (the “Company”), dated April 28, 2023 (the “Proxy Statement”), and is furnished to the Company’s stockholders in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for the Company’s 2023 Annual Meeting of Stockholders to be held on June 8, 2023, or any postponement or adjournment thereof (the “2023 Annual Meeting”). This Supplement is being filed with the U.S. Securities and Exchange Commission and is first being made available to the Company’s stockholders on or about May 12, 2023. The Proxy Statement and this Supplement are available free of charge at http://www.proxyvote.com.

THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

This Supplement updates, and to the extent inconsistent therewith, supersedes, the disclosure in the Proxy Statement to reflect that Proposal 5 of the Proxy Statement, which seeks stockholder approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 45,000,000 shares to 80,000,000 shares (“Proposal 5”), is a “routine” matter, and as such, is eligible for discretionary voting by brokers and other nominees under applicable rules.

Pursuant to the New York Stock Exchange (“NYSE”) rules, if you hold your shares through a broker or other nominee (i.e. in “street name”) and do not instruct such broker or other nominee on how to vote your shares, your broker or other nominee is not permitted to vote your shares in its discretion on “non-routine” matters, but is permitted to vote your shares in its discretion on “routine” matters. Although the Company’s shares of common stock are listed for trading on the NASDAQ® Global Market, brokerage firms and nominees that are members of the NYSE generally abide by the rules of the NYSE with respect to matters regarding the exercise of discretion in the voting of shares on behalf of beneficial owners of those shares. Accordingly, you should expect that your broker or nominee will follow the rules of the NYSE in determining whether it has discretion to vote your shares in the absence of written voting instructions from you.

In the Proxy Statement, we described Proposal 5 as a “non-routine” matter. We have since determined that the NYSE will likely consider Proposal 5 a “routine” matter. Accordingly, if your shares are held in street name and you do not submit voting instructions to your broker with respect to this proposal, under applicable NYSE rules, your broker or other nominee CAN vote your shares with respect to Proposal 5.

The sixth paragraph in the subsection titled “Vote Required to Adopt Proposals” on page 2 of the Proxy Statement in the section titled “SOLICITATION AND VOTING” is hereby revised in its entirety to read as follows:

“Proposal No. 5. Approval of Proposal No. 5 requires the affirmative vote of a majority of our outstanding shares of capital stock entitled to vote at the Annual Meeting. Abstentions will have the same effect as a vote against the proposal, and there should be no broker “non-votes” on the proposal because brokers have discretion to vote on this proposal, as described in more detail below.”

The subsection titled “Effect of Abstentions and Broker Non-Votes” on page 2 of the Proxy Statement in the section titled “SOLICITATION AND VOTING” is hereby revised in its entirety to read as follows:

“Shares not present at the meeting and shares voted “Withhold” will have no effect on the election of directors. With respect to all proposals, shares will not be voted in favor of the matter if they either (1) abstain from voting on a particular matter or (2) are “broker non-votes.” For Proposals No. 4 and 5, an abstention will have the same effect as a vote against such proposal. If your shares are held in an account at a bank or brokerage firm, that bank or brokerage firm may vote your shares on Proposals No. 2 and 5, but will not be permitted to vote your shares of common stock with respect to Proposals No. 1, 3, and 4 unless you provide instructions as to how your shares should be voted (where no instructions are provided, this is a “broker non-vote”). If an executed proxy card is returned by a bank or broker holding shares which indicates that the bank or broker has not received voting instructions to vote on Proposals No. 1, 3, and 4, the shares will not be considered to have been voted with respect to such matters, but will be considered present for the purposes of establishing quorum for the Annual Meeting. Your bank or broker will vote your shares of common stock on Proposals No. 1, 3, and 4, only if you provide instructions on how to vote by following the instructions they provide to you. Accordingly, we encourage you to vote promptly, even if you plan to attend the Annual Meeting.”

The subsection titled “Vote Required and Board of Directors Recommendation” on page 55 of the Proxy Statement in the section titled “PROPOSAL NO. 5 APPROVAL OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON STOCK” is hereby revised in its entirety to read as follows:

“The affirmative vote of a majority of the outstanding shares of our capital stock entitled to vote at the Annual Meeting is required to approve this Proposal No. 5.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE CHARTER AMENDMENT AS DESCRIBED IN THIS PROXY STATEMENT.”

Except to the extent described in this Supplement, none of the items or information contained in the Proxy Statement are affected by this Supplement. This Supplement does not provide all of the information that is important to your voting decisions at the 2023 Annual Meeting. The Proxy Statement contains other important additional information. We encourage you to carefully read this Supplement together with the Proxy Statement in their entirety. If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any action unless you wish to change your vote.